Exhibit 99.2
To Our Shareholders:
I know all of our Sears Holdings’ associates join me in wishing the people of New Orleans and the Gulf Coast and their loved ones as rapid a recovery as is possible from the incredibly devastating effects of Hurricane Katrina. The images and words of the suffering are forever seared in our minds and are a reminder of how quickly and unexpectedly things can change. I want to especially thank all of the many Sears Holdings associates who have been working literally around the clock to provide assistance to the impacted areas and to restore our operations.
Our entire company put forth a heroic effort in response to the unspeakable destruction left by Hurricane Katrina, and we responded as only Sears and Kmart can respond. In very short order we formulated a plan of support for associates, customers and residents ravaged by the disaster. Sears, Lands’ End, and Kmart will make at least $500,000 in merchandise and Kmart and Sears gift cards available to the American Red Cross. In addition, our company committed to match customer contributions up to another $500,000. Sears Auto Centers pitched in with free tire repair for weather-related damage. Kmart and Sears stores will be accepting American Red Cross vouchers in all stores, and in partnership with Citigroup, Sears credit customers in hardest hit areas will have a waiver of late fees and interest on their cards during this time of need. We continue to assess the effects of Hurricane Katrina on our facilities and operations and will develop an approach to meeting our customers’ needs in the affected areas.
We will continue to work through the challenges to our company arising from Hurricane Katrina —  including those directly affecting our stores and those which are due to its impact on the US economy. The significant increase in gas prices earlier this year and the increases after Hurricane Katrina directly affect the purchasing power of our customers. This has inevitably had an impact on our sales and we expect that our customers will continue to be impacted by these costs for the foreseeable future.
The merger of Sears and Kmart was completed on March 24, 2005. Our second quarter report reflects on the roughly four months of progress that we have made as a combined company since that time. We are working to build a great company, and one that can withstand the unexpected events of the business world.
Leadership and Organization:
We announced several important leadership and organizational changes today:
•	Aylwin B. Lewis will assume the position of Chief Executive Officer and President of Sears Holdings, with responsibility for the company’s 3,900 stores, as well as home services, finance, legal, supply chain, information technology, and human resources. This change reflects the Board’s confidence in Aylwin’s leadership and is an extension of his previous role as CEO of both the Sears and Kmart retail businesses.
•	Alan J. Lacy will continue to serve as Vice Chairman, a Director and as a member of the Office of the Chairman and will also continue to serve as the Chairman of the Board of Directors of Sears Canada. I would like to thank Alan for his leadership and partnership through the initial phase of the merger integration process. We will continue to benefit from his leadership and judgment on our merger integration opportunities and strategic issues.
•	I will be taking on additional responsibilities in order to allow me to become more directly involved in creating the customer-oriented organization Sears Holdings strives to be and further support our efforts to respond to customer needs.

Alan, Aylwin, and I believe that these changes will achieve greater clarity in our operating management and will align our corporate structure with our vision of Sears Holdings.
My decision to become more deeply involved in certain aspects of Sears Holdings’ business reflects the Board’s and my desire to make the company more responsive to our customers and to involve me more directly in the renewal of the company. I intend to serve without compensation, either in cash or stock options, consistent with my belief that large owners who serve as Chairman or CEO are best compensated by increasing the value of the company over time for all shareholders rather than through large compensation packages.
The new leadership structure reflects our determination to go to market as one company and to bring all of our strengths together to service our customers. One of our historic weaknesses was our tendency to interact with customers on a less cohesive basis. We intend to fix this through changes to our corporate culture, continuing to build the strength and depth of our leadership team and the energy, hard work, and talent of our associates.
We view leadership as a privilege and a responsibility. We have asked the leaders of our company to embrace the challenge of making Sears Holdings a great company once again as we contend with some of the most ferocious competitors in the business world. To win, we must collectively raise the bar of our expectations and our standards.
Associates and Culture:
The merger of Sears and Kmart has given us an opportunity to create a performance-oriented company. We continue to work on steps to make Sears Holdings more customer-focused and more profitable in order to compete in the 21st century. Many of our retail competitors have much lower cost structures that allow them to run different business models that are valued by both employees and customers alike. The most effective companies, such as GE, Microsoft, and Procter & Gamble, engage in continuous talent assessment and have embedded cost management in their everyday business processes. Greatness requires the ability to change and adapt; we are just beginning.
As our strategy unfolds over the next several years, we hope that we will be able to demonstrate both financial and operational excellence. We intend to build on the historic strengths of both companies, while overcoming some of the more recent weaknesses. This will require the effort of all of our associates, and we will need to provide them with the direction and the tools to be successful. We have begun efforts to enhance the communication channels and feedback mechanisms in the company, and we intend to continue to strengthen them over time. We understand that change engenders criticism and uncertainty, but we also understand that we may need to make changes both to our approach and to our resources to demonstrate with clarity the seriousness of our purpose and the strength of our vision. We know we cannot please everybody, but we believe that people generally value clarity and consistency.
We continue to make progress in integrating the two organizations. Over 400 Kmart associates who were previously based in Troy, Michigan have relocated to Hoffman Estates. We are very happy with the number of Kmart associates who have been willing to relocate and we want to thank those who have chosen not to do so for their service to the company. We expect to retain a significant presence in Troy, Michigan for the foreseeable future and will have both permanent as well as transitional associates in that location.
We hope to become widely recognized as a company that attracts and retains great people and imbues them with an analytic and commercial focus that will lead them to succeed at Sears Holdings. We intend to create a culture sufficiently challenging and attractive so that we keep these great people and become a magnet to the best and brightest.

Customer Focused Company:
Our leadership, organizational, and culture changes are all designed to make Sears Holdings more customer focused. Sears Holdings touches our customers in a variety of ways and through our various formats. Our goal is to make our products, brands, and services more responsive to the needs of our customers and to build a long term trusting relationship with our customers. Our leadership team has adopted the following vision statement:
“Sears Holdings is committed to improving the lives of our customers by providing quality services, products and solutions that earn their trust and build lifetime relationships.”
We understand that we have much work to do to achieve our goal, but we believe we have the assets, brands, associates, and heritage to make this a reality.
Financial Results and Accomplishments:
Sears Holdings has generated over $1 billion of pro forma adjusted EBITDA in the first six months of 2005 (the pro forma information includes the results of Sears and Kmart from the beginning of the fiscal year, while in the reported results Sears’ performance is included since March 25, 2005). In our situation, we believe EBITDA is a more appropriate measure of performance than GAAP net income, because EBITDA is stated before the impact of historical depreciation that reflects past capital expenditure policies at Sears that entailed spending significantly higher amounts than what we believe will be required going forward, and before purchase price adjustments required by GAAP that significantly increase non-cash charges which are not reflective of the underlying business performance. On a GAAP basis, our net income in the first six months of 2005 was $152 million. Please see our earnings release for a full reconciliation of pro forma adjusted EBITDA to GAAP net income.
When we assumed control of Kmart, one of our primary goals was to have the company become consistently profitable, not only year to year, but within each year. Historically, Sears and Kmart have relied heavily on the Christmas season and fourth quarter of each year for its annual profitability and cash flow. While fourth quarter results are expected to continue to be a disproportionate contributor to annual cash flow and earnings, the performance of Sears Holdings for the first half of this year is a very positive sign that we can achieve both significant profitability and consistent profitability throughout the year.
Specific accomplishments since the closing of the merger have included:
1.	Beginning the conversion to almost 50 Sears Essentials stores in 2005

2.	Reduction in our domestic cost structure as a result of headcount reductions and benefit changes, as evidenced by the $90 million reduction in domestic selling and administrative expenses realized in the second quarter compared to last year, on a pro forma basis

3.	Reduction in domestic debt by over $200 million in the latest quarter and the increase in domestic cash to almost $2 billion

4.	Introduction of Sears appliances and tools, including Kenmore and Craftsman, into Kmart stores

5.	Consolidation of Sears’ advertising with Young & Rubicam, which we believe will bring more coherence and clarity to our customer messages

6.	Identification of excess capital in specific businesses where we can reduce the capital and improve the operating performance
In my last letter I described our investor relations philosophy: to clarify, we believe that describing the business issues and performance to shareholders is crucially important for management; what we believe detracts from value is having senior management spend an inordinate amount of time on this activity, to the detriment of a company’s operating performance.

We have chosen to describe in writing, rather than orally or through presentations, our areas of focus and to incorporate additional pro forma descriptive analysis to bridge GAAP numbers to numbers that we think more appropriately describe our business performance. We have tried to provide the financial information that we would want to see if we were analyzing the company independently. We believe this approach provides investors with the information needed to draw their own conclusions.
Vendor Relationships:
As we consider our merchandise choices in Sears, Kmart, and Sears Essentials, we are paying particular attention to development of close relationships with our vendors. Many of our vendors will see increased sales as a result of working with us to lower our costs and to improve our customer presentation and experience. There will be others who do not see their long term interest aligned with ours, and they may see their business with us reduced or eliminated. In certain cases, we have attempted to structure long term relationships with some of our brand partners. We will continue to invest behind our powerful proprietary brands and to provide the appropriate customer experience for the national brands that we carry. We are very comfortable with our long term vision for our brands and our considerable design capabilities. We look forward to creating long term success that accrues to the benefit of both Sears Holdings and our vendors.
We now look forward to an improved relationship with Footstar, which has operated, under a license granted by Kmart, the footwear departments in Kmart. We recently resolved the dispute between Footstar and Kmart that resulted from the filing of bankruptcy by Footstar in 2004. As a result, we have terms for our business relationship that are fair to Kmart and we will assume control over the Kmart footwear operations beginning January 1, 2009. Over the next few years we will work closely with Footstar to bring the Kmart footwear business back to preeminence in the value channel and to ensure a smooth transition to our full control beginning in 2009.
During the second quarter we also announced that we have consolidated the Sears advertising relationship with Young & Rubicam. We felt it was best to organize our advertising under one agency so that we can make future communications with our customers more organized, unified, and clear. We are pleased with this outcome and look forward to working closely with Y&R, and to draw on its parent and other affiliated companies as needed.
On August 31, 2005, Sears Canada announced that it had entered into an agreement to sell its Credit and Financial Services business to JP Morgan Chase & Co. From our perspective, this transaction is less a sale, and more fundamentally the creation of a long term and close business relationship between Sears Canada and JP Morgan Chase & Co. We believe this transaction is a significant positive for Sears Canada for three reasons. First, the upfront and ongoing payments by JP Morgan Chase & Co. recognize the very significant value represented by the Sears Canada credit card, an institution in Canada with 10 million total accounts, and approximately US$2 billion of receivables. Although Sears Canada has not yet made any final determination as to the use of the anticipated US$1.8 billion in proceeds, it expects to return a substantial portion of the proceeds to shareholders, including Sears Holdings. Second, we look forward to working in partnership with JP Morgan Chase & Co., a leading provider of credit card and financial products, to provide even better value to our Sears Canada customers. The basis for our confidence in the prospects for this arrangement comes from the experience that Sears has had with Citigroup in a similar undertaking. Since November 2003 Sears and Citigroup have worked closely together to improve our relationships with our customers and we expect Sears Canada and JP Morgan Chase & Co. to have a similar experience. Third, we believe the sale of the credit card business will both allow and require the management of Sears Canada to focus on creating value in the core retail operations. In this regard, Sears Canada has also announced that it plans to take actions to reduce its expenses in order to become more competitive.

Thank you for your confidence in Sears Holdings. We look forward to sharing our progress with you in the future.
Sincerely,

Edward S. Lampert